Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2021, relating to the consolidated financial statements of United Wholesale Mortgage, LLC, appearing in the Current Report on Form 8-K of UWM Holdings Corporation filed on March 22, 2021.

/s/ Deloitte & Touche LLP

Detroit, MI
March 23, 2021